                                                                    EXHIBIT 99.1

(SANDERSON FARMS LOGO)   SANDERSON FARMS, INC.
                         GENERAL OFFICES
                         Post Office Box 988 - Laurel, Mississippi 39441-0988
                         Telephone (601) 649-4030 - Facsimile (601) 426-1461




                         CONTACT:  MIKE COCKRELL
                                   TREASURER & CHIEF FINANCIAL OFFICER
                                   (601) 649-4030


                          SANDERSON FARMS, INC. REPORTS
                      RESULTS FOR THIRD QUARTER FISCAL 2004


LAUREL, Miss. (August 24, 2004) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported results for the third quarter and nine months ended July 31, 2004.

         Net sales for the third quarter of fiscal 2004 were $293.9 million compared with $232.2 million for the same period a year ago. For the quarter, net income more than doubled to $33.9 million, or $1.69 per diluted share, compared with net income of $15.4 million, or $0.78 per diluted share, for the third quarter of fiscal 2003.

         Net sales for the first nine months of fiscal 2004 were $793.1 million compared with $617.5 million for the same period of fiscal 2003. Net income for the first nine months of the year totaled $86.4 million, or $4.33 per diluted share, compared with net income of $33.6 million, or $1.70 per diluted share, for the first nine months of last year. During the first quarter of fiscal 2004, the Company recognized $177,000, net of income taxes, for Sanderson Farms' share in the partial settlement of lawsuits against vitamin and methionine suppliers for overcharges, compared with total similar recoveries of $7.6 million, net of income taxes, or $0.38 per diluted share, during the first nine months of fiscal 2003.

         On January 29, 2004, the Company's Board of Directors approved a three-for-two stock split effected as a 50% stock dividend. All share and per share data for the periods presented have been adjusted to reflect this split.

         "We are pleased with the positive momentum in our business through the third fiscal quarter of 2004," said Joe F. Sanderson, Jr., president and chief executive officer of Sanderson Farms, Inc. "Our strong financial results reflect the strength of our operations as well as the significant overall improvement in the chicken market compared with conditions a year ago. Consumer demand for chicken continues to be favorable, and Sanderson Farms is positioned to benefit from this trend."

         According to Sanderson, overall market prices for poultry products continued to trend higher and reached record levels during the third quarter of fiscal 2004 before falling after the July 4 holiday. The market price for boneless breast meat during the quarter peaked at $2.56 per pound, but has since dropped significantly and today stands at $1.75 per pound. As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 19.7% in the Company's third fiscal quarter compared with the same period in 2003, and increased 15.4% for the first nine months of the fiscal year compared with the same period last year. Bulk leg quarter prices increased approximately 37.2% during the quarter compared with last year's third quarter, and are 58.4% higher for the first nine months of the year compared with the first nine months of last year. Boneless breast meat prices during the quarter were approximately 44.3% higher than the prior-year period, and were up 35.1% through the first nine months of the year. Wing prices averaged $1.05


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Sanderson Farms Reports Third Quarter 2004 Results
Page 2
August 24, 2004


per pound, up 57.9% from the average of 66.5 cents per pound during the third quarter of fiscal 2003. At the same time, however, market prices for corn and soybean meal, the Company's primary feed ingredients, increased 15.8% and 46.0%, respectively, compared with the third quarter a year ago. As previously announced, the Company expects grain costs to be approximately $25 million higher for the last half of the fiscal year than for the first six months.

         "During the third fiscal quarter, we commenced construction of Sanderson Farms' new poultry processing complex in Colquitt and Cook Counties, Georgia. As we announced last quarter, these facilities will comprise a state-of-the-art poultry complex with capacity to process 1.2 million birds per week. At full capacity, the complex will employ approximately 1,700 people and require 130 contract growers. We have increased our capital budget for this complex from $96 million to $106 million to reflect higher-than-expected construction material costs, primarily steel. We are proceeding on schedule and expect that initial operations at the new complex will begin during the Company's fourth fiscal quarter of 2005.

         "We were also able to reduce outstanding debt by more than $10 million during the third quarter, while at the same time continued to build a strong cash position. On June 1, 2004, we called for early retirement $6.3 million of outstanding industrial revenue bonds, and on July 1, 2004, paid the second amortization of $4 million on our outstanding fixed debt.

         "Looking ahead to the remainder of fiscal 2004, leading indicators of future production, such as weekly broiler egg sets and chick placements, continue to indicate only modest growth in chicken supplies. However, market prices, particularly for boneless breast meat, have dipped below the peak levels we saw earlier this summer - and typically soften seasonally following the Labor Day holiday. We will also experience higher grain costs, as we previously announced. In light of current and expected market conditions, and considering higher grain costs for the last quarter of the fiscal year, we now expect earnings for the fiscal year in the range of $4.85 to $5.35 per share.

         Sanderson Farms will hold a conference call to discuss this press release today, August 24, 2004, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.fulldisclosure.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 24, 2004.

         Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

         This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2003 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's third quarter ended July 31, 2004.


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
Sanderson Farms Reports Third Quarter 2004 Results
Page 3
August 24, 2004


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                THREE MONTHS ENDED              NINE MONTHS ENDED
                                                      JULY 31,                       JULY 31,
                                             -------------------------       -------------------------
                                               2004            2003            2004            2003
                                             ---------       ---------       ---------       ---------
Net sales                                    $ 293,923       $ 232,151       $ 793,074       $ 617,523
Costs and expenses:
    Cost of sales                              222,011         195,160         609,304         535,556
    Selling, general and administrative         16,137          11,265          41,640          25,515
                                             ---------       ---------       ---------       ---------
                                               238,148         206,425         650,944         561,071
                                             ---------       ---------       ---------       ---------

    Operating income                            55,775          25,726         142,130          56,452

Other income (expense):
    Interest income                                101              25             196              51
    Interest expense                              (383)           (602)         (1,247)         (2,034)
    Other                                          (69)              6             (62)            (31)
                                             ---------       ---------       ---------       ---------
                                                  (351)           (571)         (1,113)         (2,014)
                                             ---------       ---------       ---------       ---------

Income before income taxes                      55,424          25,155         141,017          54,438
Income tax expense                              21,480           9,747          54,650          20,877
                                             ---------       ---------       ---------       ---------
Net income                                   $  33,944       $  15,408       $  86,367       $  33,561
                                             =========       =========       =========       =========

Basic earnings per share                     $    1.71       $    0.79       $    4.38       $    1.73
                                             =========       =========       =========       =========
Diluted earnings per share                   $    1.69       $    0.78       $    4.33       $    1.70
                                             =========       =========       =========       =========
Dividends per share                          $    0.08       $    0.07       $    0.24       $    0.20
                                             =========       =========       =========       =========

Weighted average shares outstanding:
    Basic                                       19,905          19,420          19,739          19,449
                                             =========       =========       =========       =========
    Diluted                                     20,090          19,804          19,960          19,741
                                             =========       =========       =========       =========



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Sanderson Farms Reports Third Quarter 2004 Results
Page 4
August 24, 2004



                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                 JULY 31,       OCTOBER 31,
                                                  2004             2003
                                                ---------       ----------
                                               (Unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                   $  84,180       $  22,224
    Accounts receivable, net                       46,203          46,195
    Inventories                                    82,743          61,753
    Prepaid expenses                               12,301          13,001
                                                ---------       ---------

Total current assets                              225,427         143,173

Property, plant and equipment                     389,757         376,234
Less accumulated depreciation                    (236,753)       (221,010)
                                                ---------       ---------
                                                  153,004         155,224

Other assets                                        2,033             508
                                                ---------       ---------

Total assets                                    $ 380,464       $ 298,905
                                                =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses       $  58,150       $  56,573
    Current maturities of long-term debt            4,370           4,364
                                                ---------       ---------
Total current liabilities                          62,520          60,937

Long-term debt, less current maturities            11,178          21,604
Claims payable                                      2,600           2,600
Deferred income taxes                              17,625          16,665
Stockholders' equity                              286,541         197,099
                                                ---------       ---------

Total liabilities and stockholders' equity      $ 380,464       $ 298,905
                                                =========       =========



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